STOCK PURCHASE AGREEMENT

This *Stock Purchase Agreement* (this "Agreement") dated as of the date of the last signatory hereto (the "Effective Date") is by and between AmericaTowne, Inc., a Delaware corporation with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (hereinafter, the "Company"), and Ijeoman Ubezona, an individual, with a mailing address for notice purposes of or entity executing this Agreement as the "Buyer." Company and Buyer are collectively referred to herein as the "Parties" or singularly as a "Party."

WHEREAS, pursuant to private negotiations without engaging in solicitation through officers, directors or third-parties, Buyer has expressed an intention to purchase 38,667 shares of restricted common stock pursuant to the terms of this Agreement (the "Shares") to hold in her account without the intent of public resale or in serving as a statutory underwriter of the Shares absent an available exemption from registration under federal or state law or an effective registration statement. The Company agrees to sell the Shares, and all rights, preferences and limitations thereto, if any, to Buyer based on Buyer's representations herein regarding its understanding and advice provided with respect to Section 4 of the 1933 Securities Act, and more specifically, Section 4(a)(2);

WHEREAS, pursuant to a prior agreement between the Company and Buyer for the purchase of gas cylinders from China for delivery to Nigeria, the Buyer had paid $58,000 to the Company which represented approximately 25% of the costs to manufacture the gas cylinders;

WHEREAS, the Parties agreed to amend the earlier agreement pursuant to an August 17, 2017 correspondence attached hereto as Exhibit A where, amongst other things, the Parties agreed to the transaction contemplated herein regarding the purchase of the Shares; and

WHEREAS, Exhibit A shall be read consistent with this Agreement, and to the extent a conflict arises between Exhibit A and this Agreement with respect to the subject matter in this Agreement, this Agreement shall govern.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and in reliance on the recitals set forth above, the Parties agree as follows:

1. Sale of Shares. Seller sells to Buyer and Buyer purchases from Seller the Shares for $58,000.00. The consideration for the Shares shall be the prior payment of $58,000.00 set forth in the recitals. The Company represents that the consideration for the purchase of the Shares shall be reflected as received as of the date of conversion of the amount from a deposit to capital on its books and records. Buyer agrees that the Shares shall be delivered in book entry form through its transfer agent. The Buyer has sought independent legal advice and acknowledges that the Shares are being issued as restricted common stock.

2. Representations of Buyer. The Buyer makes the following representations upon which the Company are relying and which shall survive closing. Buyer has the power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement complies with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which Buyer is a party or by which Buyer is bound. Buyer is purchasing the Shares solely for her own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion or sale thereof in violation of any applicable securities law.

The Buyer has not relied on any representations of the Company unless stated so in Section 3, and that she has not been solicited by the Company. The Buyer is sophisticated to the point where she has the financial ability to bear the risk of loss in the investment and has extensive business experience and open access to necessary information she and her legal counsel deems sufficient in purchasing the Shares. The Buyer has purchased the Shares following a review and understanding of any applicable state securities laws. Buyer represents that she understands that shares of common stock of the Company may have been sold to current shareholders at the same, lower or higher price per shares as the Shares purchased herein, and that the Company may end up selling shares in the future at the same, lower or higher price per share, and that this possibility has not deterred the Buyer from making an informed decision in buying the Shares. Buyer further represents and warrants that she has reviewed all publicly available information regarding the Company, including

all financial statements, as of the date of this Agreement.

3. Representations of the Company. The Company makes the following representations upon which Buyer is relying and which shall survive closing. The Shares are authorized, but restricted under any applicable state securities laws or Section 4(a)(2). The Company understands that given the broad definition of an "offer" of a sale of securities under Section 4(a)(2), any "solicitation" of interest from a potential purchaser, such as the Buyer may be considered an "offer," and as such, the Company represents that if the Buyer does not have the requisite level of sophistication, then the exemption of Section 4(a)(2) could be lost. If so, Buyer may, within twelve months of the "unauthorized offer" may have the right to rescind the purchase of the Shares. The Company further represents that there are no actions, suits, or proceedings pending or, to the actual knowledge of the Company or Seller threatened against or affecting the Company at law or in equity. The Company has not retained or paid any third-party to sell the Shares, and has not allocated a commission for the sale of the Shares.

4. Indemnification. The Parties agree to defend, indemnify and hold harmless the other Party and shall reimburse the other Party for, from and against each claim, loss, liability, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), directly or indirectly relating to, resulting from or arising out of: (a) Any untrue representation, misrepresentation, breach of warranty or non-fulfilment of any covenant, undertaking, agreement or other obligation by or of the party contained herein; (b) Any acts and omissions of the Party; or (c) Any other losses incidental to any of the foregoing. Furthermore, Seller agrees that, to the extent any liability or claims becomes known after the Effective Date and such liability allegedly accrued prior to the Effective Date, Seller shall indemnify and hold Buyer harmless under this section and in the manner proscribed herein.

5. Survival of Representations. All representations, warranties, covenants, indemnities and agreements by the parties contained in this Agreement shall survive execution of this Agreement and any investigation at any time made by or on behalf of any Party hereto, shall expire on the second anniversary of the execution of this Agreement. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

6. Miscellaneous. This Agreement contains the entire understanding of the parties relating to its subject matter and may not be modified except by a written document signed by Buyer and a duly authorized officer of Corporation. Buyer represents, warrants, acknowledges and agrees that he has received the Bylaws of the Corporation, current stock register, Articles of Incorporation, as amended, and any other document requested by him in entering into this Agreement, and is doing so based on his review and approval (or review and approval of his designee), and is not relying on any statements or actions of the Seller, or his counsel or other advisors, or Corporation in entering into this Agreement and any other related agreements. This Agreement shall be binding on Corporation and its successors and assigns and Buyer and his personal representatives, heirs, and assigns.

This Agreement will be governed by and construed in accordance with the law of the State of North Carolina as applicable to contracts made and to be performed in the State of North Carolina, without regard to conflicts of laws principles. The Parties hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of Wake, City of Raleigh, State of North Carolina (United States of America) in respect of any proceeding related to or arising out of this Agreement, including any proceeding involving the interpretation or enforcement of the provisions within this Agreement, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or proceeding, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper. This Agreement may be executed by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute a single instrument. Except as otherwise expressly provided in this Agreement, each Party will pay its own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

APPROVED:

AmericaTowne, Inc., a Delaware corporation

By: ______________________________
Alton Perkins
Its: President

______________________________ Sep 9, 2017
Ijeoman Ubezona (Sep 9, 2017)

Ijeoman Ubezona

Address: 3318 Park Overlook Dr.

City: Durham

State: NC 27712

Tax Id# : 321-65-6789

Exhibit A

AMERICATOWNE INC.

4700 Homewood Court, Suite 100, Raleigh, NC 27609 USA
USA TEL: 1-888-406-2713

ap@americatowne.com

August 17, 2017

Mrs. Ijeoma Ubezonu
President
AmericaTowne, Inc.
Durham International Trade Center

Purchase of Stock and Gas Cylinder Transactions

Under the agreement with Mrs. Ijeoma and AmericaTowne, Inc., Mrs. Ijeoma, previously paid \$58,000 to purchase gas cylinders from China and deliver for sale to Nigeria. The \$58,000 represents approximately 25% of the costs to manufacture the gas cylinders. AmericaTowne is paying the balance to manufacture and ship the cylinders to Nigeria.

AmericaTowne has paid the manufacturer and shipper, and the gas cylinders are being produced. After shipment and delivery and after deducting for costs to manufacture and ship, profits are to be split 75% AmericaTowne and 25% Mrs. Ijeoma.

Mrs. Ijeoma requests the purchase of 38,667 shares of AmericaTowne stock at a price of \$1.50 per share.

AmericaTowne agrees that Mrs. Ijeoma will use \$58,000 previously deposited for the gas cylinders to pay for the 38,667 shares of AmericaTowne stock.

Proceeds from the sale of the gas cylinders will be used to cover Mrs. Ijeoma's deficit of \$58,000 owed on the gas cylinder transaction. If proceeds from the sale of the gas cylinders are not sufficient to cover \$58,000, then Mrs. Ijeoma agree that the funds will come out of her future transactions with AmericaTowne. Additionally, Mrs. Ijeoma agrees to sign a promissory note for \$58,000.00 due in eight months to cover any funds owed AmericaTowne for the gas cylinder transaction, and will pledge her 38,667 shares of stock purchased to cover the promissory note.

Sincerely,

Alton Perkins
Chairman and Chief Executive Officer

I agree to the terms outlined in the above letter.

Mrs. Ijeoma Ubezonu
President ,AmericaTowne, Inc.
Durham International Trade Center

8-17-2017
Date